SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 12, 2002 (Date of earliest event reported)

JOHN DEERE CAPITAL CORPORATION

(Exact name of registrant as specified in charter)

DELAWARE (State or other jurisdiction of incorporation)

1-6458 (Commission File Number)

36-2386361 (IRS Employer Identification No.)

1 East First Street Suite 600 Reno, Nevada 89501 (Address of principal executive offices and zip code)

(775)786-5527 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Item 5.	Other Events.

     The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market. JDCC's net income was $71.9 million for the first quarter of 2002, compared with $44.5 million last year. As previously mentioned, beginning at the end of the last fiscal year, Deere Capital, Inc., a wholly owned subsidiary of JDCC, began acquiring most of the U.S. dealer receivables from Deere's equipment operations. The income earned on these receivables accounts for a majority of the improvement in net income. Higher income from the sale of retail notes, improved financing spreads, and a larger average portfolio of other receivables and leases also contributed to the improvement. Partially offsetting these factors was a $6 million after-tax loss related to the Argentine peso devaluation.

     Net receivables and leases financed by JDCC were $9.978 billion at January 31, 2002, compared with $7.826 billion one year ago. The increase resulted from acquisitions exceeding collections during the last 12 months -- including the acquisitions of the dealer receivables mentioned above -- partially offset by sales of retail notes. Net receivables and leases administered, which include receivables previously sold, totaled $12.730 billion at January 31, 2002, compared with $10.236 billion one year ago.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.
	(c)	Exhibits
		(20)	Press release and supplemental financial information of Deere & Company.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

JOHN DEERE CAPITAL CORPORATION

	By:	/s/ MICHAEL A. HARRING Michael A. Harring Secretary

Dated: February 12, 2002

Exhibit Index

Number and Description of Exhibit

(20)	Press release and supplemental financial information of Deere & Company (Incorporated by reference to Deere & Company Current Report on Form 8-K dated February 12, 2002, file number (1-4121).